Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Wireless Online Completes Acquisition of VoIP Works, LLC

Announces Results of VoIP Work’s Telecom Audit of

Lancaster Ohio School System

LOUISVILLE, Kentucky (April 21, 2005) -- U.S. Wireless Online, Inc. (OTC Bulletin Board: UWRL; website: www.uswirelessonline.com), which owns and operates one of the nation’s largest wireless Internet broadband networks, today announced that it has completed the acquisition of VoIPWorks, LLC (VoIPWorks).  The transaction was first announced on March 10, 2005 and closed on April 19, 2005.  Additional transaction details will be filed on Form 8-K with the Securities and Exchange Commission.

VoIPWorks, LLC (www.voip-works.com) is a partnership of experienced data and telecommunication professionals that assists clients in evaluating and comparing the cost effectiveness, security, and reliability of their current telecom and data networks with available alternatives in their respective industries and/or markets.  VoIPWorks specializes in orchestrating the implementation of voice and data technology solutions by utilizing national, regional, and local resources, along with strategic partners, to provide its customers with optimal equipment and/or service upgrades.  VoIPWorks has been instrumental in the introduction of hosted VoIP solutions throughout the Midwest.  VoIPWorks services include: VoIPWorks Data & Telecommunications Audits, LAN Readiness Assessments, IPPBX, and IP VPN services that replace existing VPN or Frame Relay Networks.

As an example of one of its services, VoIPWorks recently completed a two month data and telecommunications audit for the Lancaster City Schools in Lancaster, Ohio.  Under the terms of the agreement, VoIPWorks conducted a review of all data and telecommunication services, invoices, and contracts for the schools as well as a physical survey of each of their twenty locations.  The findings generated an immediate credit to the schools for miss-billed data contracts as well as discovering an additional 30% per month in unused and miss-billed services.

“We new we had some lines we were paying for that were probably not being used and some other inefficiencies, but we were totally unprepared for the savings generated by the VoIPWorks team.  We saw at least a 30% reduction in out monthly billing and we received a substantial credit on our bills as well,” stated Jack Stiers, Business Manager, Lancaster Ohio Schools.

About US Wireless Online, Inc.

U.S. Wireless Online owns and operates one of the nation’s largest wireless Internet broadband networks with a coverage area of approximately 3,000 square miles in an eleven state area including Mississippi, Alabama, Louisiana, Tennessee, Arkansas, Texas, Kentucky, Georgia, Pennsylvania, Ohio and Indiana.  The Company provides wireless Internet access and related applications in the rapidly growing wireless broadband industry.   U.S. Wireless Online is headquartered in Louisville, Kentucky, where it also owns and operates a carrier-grade network operations center (NOC).  More information can be found at www.uswirelessonline.com.

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products and technologies, competitive factors, the Company's ability to continue to secure sources of financing and other factors described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

For more information on US Wireless Online, Inc. please visit the Company's website at

www.uswirelessonline.com or call (502) 213-3700

2